EXHIBIT 99.2


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[OXY LOGO]  NEWS RELEASE                        OCCIDENTAL PETROLEUM CORPORATION
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         10889 Wilshire Boulevard, Los Angeles, California 90024  (310) 208-8800

For Immediate Release: May 9, 2005

         Occidental Sells 11 Million Shares of Lyondell Chemical Company
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     LOS ANGELES -- Occidental Petroleum Corporation (NYSE: OXY) announced today that it has sold 11 million shares of Lyondell Chemical Company (LYO) for gross proceeds of approximately $300 million. This will result in a second quarter
2005 net income gain of approximately $90 million, or $.22 per share, and net after tax cash proceeds of approximately $244 million.

     Occidental has no current plans to sell its remaining Lyondell shares. Occidental still owns 30.3 million Lyondell shares and warrants to purchase an additional 5 million shares.

     Occidental's Chairman, President and Chief Executive Officer, Dr. Ray R. Irani, and Senior Executive Vice President and Chief Financial Officer, Stephen
I. Chazen, will remain members of Lyondell's board of directors.


     Statements in this presentation that contain words such as "will," "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: future tax rates; exploration risks such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements.

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Contacts:  Lawrence P. Meriage (media)
           310-443-6562
           Kenneth J. Huffman (investors)
           212-603-8183
           On the Web: www.oxy.com